Exhibit 4.1

Marvell Technology, Inc.,

as Issuer,

and

U.S. Bank Trust Company, National Association,

as Trustee

5.300% Senior Notes due 2036

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 15, 2026

to the

INDENTURE

Dated as of April 12, 2021

Exhibit A	Form of Global Note
Exhibit B	Form of Supplemental Indenture to add Guarantors

i

FIFTH SUPPLEMENTAL INDENTURE, dated as of April 15, 2026 (“Fifth Supplemental Indenture”), to the Indenture, dated as of April 12, 2021 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Fifth Supplemental Indenture, the “Indenture”), by and among Marvell Technology, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Fifth Supplemental Indenture in order to establish and provide for the issuance by the Company of Securities designated as its 5.300% Senior Notes due 2036 (the “Notes”) on the terms set forth herein;

WHEREAS, the Notes will be fully and unconditionally guaranteed by any existing or future domestic subsidiary of the Company that becomes a borrower or guarantor under the Revolving Credit Agreement (as defined herein);

WHEREAS, Section 901 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without notice to or the consent of any Holder; provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Fifth Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW, THEREFORE:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this Fifth Supplemental Indenture and the Base Indenture, the applicable definition in this Fifth Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning specified in Section 3.03 of this Fifth Supplemental Indenture.

“Agent Members” has the meaning specified in Section 2.01(b)(ii) of this Fifth Supplemental Indenture.

“Base Indenture” has the meaning specified in the recitals of this Fifth Supplemental Indenture.

“Business Day” means, with respect to the Notes, any day, other than a Saturday or Sunday, that is not a day on which the banking institutions are authorized or required by law or executive order to close or on which commercial banks in New York, New York or the place of payment are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan by the Board of Directors relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Company’s Voting Shares or other Voting Shares into which the Company’s Voting Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Shares of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Shares immediately prior to that transaction and each holder holds substantially the same percentage of Voting Shares of such holding company as such holder held of the Company’s shares immediately prior to that transaction or (ii) the Company’s Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction; provided, however, that a merger of the Company with any of its Subsidiaries solely for the purpose of reincorporating the Company in another jurisdiction within the United States shall not constitute a “Change of Control.”

“Change of Control Notice” has the meaning specified in Section 4.02(a) of this Fifth Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 4.02(a) of this Fifth Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 4.02(a) of this Fifth Supplemental Indenture.

“Change of Control Repurchase Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Ratings Event.

“Company” means the party named as such in the recitals of this Fifth Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding deferred net revenue) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in the Company’s or any Guarantor’s most recent consolidated balance sheet (including, without duplication, the Notes related thereto) prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“DTC participants” has the meaning specified in Section 2.01 of this Fifth Supplemental Indenture.

“Event of Default” has the meaning specified in Section 5.03 of this Fifth Supplemental Indenture.

“Fifth Supplemental Indenture” has the meaning specified in the recitals of this Fifth Supplemental Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Fifth Supplemental Indenture.

“Guarantor” means any such entity that executes a supplemental indenture pursuant to Section 7.01 hereof until the date that such entity is released from its guarantee pursuant to Section 7.02 hereof or otherwise.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Indenture” has the meaning specified in the recitals of this Fifth Supplemental Indenture.

“Initial Notes” has the meaning set forth in Section 3.01(b) of this Fifth Supplemental Indenture.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency appointed in accordance with the proviso to the definition of “Rating Agency.”

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company, any Guarantor or any direct or indirect Subsidiaries of the Company or of any Guarantor or (2) the financing of a project involving the development or expansion of the properties of the Company, any Guarantor or any direct or indirect Subsidiaries of the Company or of any Guarantor, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or of any Guarantor or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals of this Fifth Supplemental Indenture.

“Notice” has the meaning specified in Section 8.01 of this Fifth Supplemental Indenture.

“Par Call Date” means January 15, 2036 (the date that is three months prior to the maturity of the Notes).

“Property” means (i) any real property or any permanent improvement thereon owned by the Company, any Guarantor or any of the Restricted Subsidiaries located in the United States, except such as the Company’s management determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company, any Guarantor and the Restricted Subsidiaries taken as a whole) not to be of material importance to the business of the Company, any Guarantor and the Restricted Subsidiaries, taken as a whole, and (ii) the capital stock of any United States Subsidiary that is owned by the Company, any Guarantor or any of the Restricted Subsidiaries, in the case of each of clause (i) and (ii), whether now owned or hereafter acquired.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, “Rating Agency” shall include a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act appointed by us as a substitute for such rating agency (a “Substitute Rating Agency”).

“Ratings Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any day during the Trigger Period. If any of the Rating Agencies is not providing a rating of the Notes on any day during the Trigger Period for any reason (subject, for the avoidance of doubt, to the Company’s right to engage a Substitute Rating Agency as provided herein), the rating of such Rating Agency for the Notes shall be deemed to have ceased to be Investment Grade during the Trigger Period.

“Record Date” means the 1st day of the month in which interest is due and payable on the Notes.

“Restricted Subsidiary” means a Subsidiary of the Company or of any Guarantor, in each case of which substantially all of its property is located, or substantially all of its business is conducted, in the United States.

“Revolving Credit Agreement” means that certain amended and restated revolving credit agreement, dated as of April 14, 2023, among the Company, the lenders party thereto and Bank of America, N.A., as the administrative agent, as may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Rating Agency” has the meaning set forth in the definition of “Rating Agency.”

“Treasury Rate” means, with respect to any redemption date pursuant to Section 4.01 of this Fifth Supplemental Indenture, the yield determined in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible rating downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for a possible downgrade).

“Voting Shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the shares, interests, participants, rights or other equivalents (however designated) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.02. Relationship with Base Indenture. The terms and provisions contained in this Fifth Supplemental Indenture will constitute, and are hereby expressly made, a part of the Base Indenture and the Company and the Trustee, by their execution and delivery of this Fifth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, however, that the provisions of this Fifth Supplemental Indenture shall apply solely with respect to the Notes and that, except as expressly supplemented hereby with respect to the Notes, the Base Indenture shall continue in full force and effect and is in all respects confirmed, ratified and preserved. The Base Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event that any provision of this Fifth Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Fifth Supplemental Indenture shall control.

ARTICLE II

FORM OF NOTES

Section 2.01. Form of Notes.

(a) The Notes shall be substantially in the form of Exhibit A attached hereto (other than, with respect to any Additional Notes, changes related to issue date, issue price and first Interest Payment Date of such Additional Notes). The Notes may have notations, legends or endorsements required by law, rule or usage to which the Company is subject. Each Note shall be dated the date of its authentication.

(i) The Initial Notes shall be in the form of one or more permanent global securities in fully registered form (each a “Global Note” and, collectively, the “Global Notes”) without interest coupons and with the Global Notes Legend set forth in Exhibit A to this Fifth Supplemental Indenture. Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b) This Section 2.01(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

(i) The Company shall execute and the Trustee shall, in accordance with this Section 2.01(b), authenticate and deliver one or more Global Notes that (A) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary and (B) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

(ii) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Fifth Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iii) None of the Trustee, any agent of the Trustee, any Paying Agent or the Security Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Fifth Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Fifth Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(c) If at any time the Depositary notifies the Company that it is unwilling, unable or no longer qualified to continue as Depositary for the Global Notes, the Company shall use reasonable efforts to appoint a successor Depositary with respect to such Global Notes. If (i) a successor Depositary for such Global Notes is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Notes in definitive form, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Notes in definitive form, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate of the Company directing the authentication and delivery thereof, will authenticate and deliver to each holder of a beneficial interest in the Global Notes, Notes in definitive form in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes.

(d) Except as provided in Section 2.01(c) and Section 2.02 hereof, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Notes in definitive form.

(e) The terms and provisions contained in the Notes shall constitute, and are expressly made, a part of this Fifth Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Fifth Supplemental Indenture, expressly agree to such terms and provisions and agree to be bound thereby. If there is any conflict between the terms of the Notes and this Fifth Supplemental Indenture, the terms of this Fifth Supplemental Indenture shall govern.

(f) The Notes may be presented for registration of transfer and exchange at the offices of the Security Registrar.

Section 2.02. Special Transfer Provisions.

(a) Restrictions on Transfer of a Note in Definitive Form for a Beneficial Interest in a Global Note. A definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, together with:

(i) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such definitive Note and cause, in accordance with the standing instructions and procedures existing between the Depositary and the Trustee, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for definitive Notes pursuant to Section 2.02 hereof, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Global Note in the appropriate principal amount.

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Fifth Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Fifth Supplemental Indenture, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Any Holder of a Global Note shall, by acceptance of such Global Note, acknowledge the restrictions on transfer of such Note set forth in this Fifth Supplemental Indenture and in the Global Note Legend and agrees that it shall transfer such Note only as provided in this Fifth Supplemental Indenture.

ARTICLE III

THE INITIAL NOTES

Section 3.01. Amount; Series; Terms.

(a) There is hereby created and designated a series of Initial Notes under the Base Indenture: the “5.300% Senior Notes due 2036.” The changes, modifications and supplements to the Base Indenture effected by this Fifth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of notes specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of the Notes that initially may be authenticated and delivered under this Fifth Supplemental Indenture (the “Initial Notes”) shall be limited to $1,000,000,000, subject to increase as set forth in Section 3.03 of this Fifth Supplemental Indenture.

(c) The Stated Maturity of the Notes shall be April 15, 2036. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge (subject to Section 305 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(d) The Notes shall bear interest at the rate of 5.300% per annum and shall accrue interest from April 15, 2026. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Interest Payment Dates for the Notes shall be April 15 and October 15 of each year, beginning on October 15, 2026, and the “Record Date” for any interest payable on each such Interest Payment Date shall be the immediately preceding April 1 and October 1, respectively; provided that upon the Stated Maturity of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any; and provided further, that the “Record Date” for any interest, principal, or premium, if any, payable on the Stated Maturity of the Notes shall be the immediately preceding April 1. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal and premium, if any, or interest, or the redemption of such Notes, shall be due on the next succeeding Business Day at such place of payment with the same force and effect as if made on the date that such payment was due, and no interest shall accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e) The Notes shall be issued in the form of one or more Global Notes, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 3.03 of this Fifth Supplemental Indenture and Section 303 of the Base Indenture.

(f) Payment of principal, premium, if any, and interest on a Global Note registered in the name of or held by the Depositary or its nominee shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note. If the Notes are no longer represented by a Global Note, payment of principal, premium, if any, and interest on Notes in definitive form may, at the Company’s option, be made (i) by check mailed directly to Holders of the Notes at their registered addresses or (ii) upon written request of any Holder of at least $5,000,000 principal amount of the Notes, wire transfer to an account located in the United States of America maintained by the payee (provided that such request contains the requisite information to make such wire transfer).

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03. Additional Notes; Repurchases.

(a) The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (the “Additional Notes”) having terms and conditions identical to those of the Initial Notes and ranking equally and ratably with the Initial Notes , except that Additional Notes:

(i) may have a different issue date from the Notes; and

(ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on the Initial Notes (provided, however, that a separate CUSIP number may be assigned for any Additional Notes with a different amount of interest payable on the first Interest Payment Date after issuance than is payable on the Initial Notes, if required by DTC (or another Depositary)); provided that if such Additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers.

(b) Such Additional Notes may be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Initial Notes and shall vote together as one class on all matters with respect to the Notes.

(c) The Company may, to the extent permitted by law, directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market, negotiated transactions or otherwise, whether by the Company or one or more of its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, together with a Company Order to cancel such Notes, and such Notes shall no longer be considered outstanding under the Indenture upon their purchase.

Section 3.04. No Sinking Fund. The Notes shall not be subject to any sinking fund.

Section 3.05. Satisfaction and Discharge. The provisions of Section 401 of the Base Indenture shall apply to the Notes.

Section 3.06. Additional Amounts. The provisions of Section 1005 and 1108 of the Base Indenture shall apply to the Notes.

ARTICLE IV

REDEMPTION OF SECURITIES

Section 4.01. Optional Redemption.

(a) Subject to Section 1.02 hereof, the provisions of Article XI of the Base Indenture, as supplemented by the provisions of this Fifth Supplemental Indenture, shall apply to the Notes.

(b) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

(c) The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to calculate or verify the Company’s calculations of the redemption price.

(d) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed (with a copy to the Trustee). Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion). The Trustee shall, at the Company’s written request (delivered to the Trustee at least five Business Days prior to the date such notice is to be sent (or such shorter period as the Trustee may agree) with a copy of such notice) give the notice of redemption in the Company’s name and at the Company’s expense. Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(e) In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

(f) Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

(g) If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Notes and the Indenture.

(h) On or before the redemption date for the Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the redemption price of the Notes to be redeemed on the redemption date, and (except if the redemption date shall be an Interest Payment Date) accrued interest, if any.

Section 4.02. Purchase of Notes upon a Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs with respect to the Notes, unless, with respect to such Notes, the Company shall have exercised its option to redeem the Notes pursuant to Section 4.01 of this Fifth Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus any accrued and unpaid interest on the Notes to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event with respect to the Notes or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase the Notes on the repurchase date specified in the notice at the option of the Holders of such Notes, which date (the “Change of Control Payment Date”) shall be no earlier than 10 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all of the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(c) The Paying Agent or tender agent appointed for such purpose shall promptly deliver to each Holder of Notes properly tendered the repurchase price for such Notes, and the Trustee, upon receipt of a Company Order, shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(d) Notwithstanding the foregoing in this Section 4.02, the Company shall not be required to make a Change of Control Offer in connection with a Change of Control Repurchase Event if a third party makes such an offer in connection with such Change of Control Repurchase Event in the manner and at the times required and otherwise in compliance with the requirements for such a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) If Holders of not less than 95% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 days nor more than 60 days’ prior written notice to the Holders of the Notes (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.02(b) above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section 4.02, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section 4.02 to the extent permitted by such securities laws or regulations.

ARTICLE V

COVENANTS AND REMEDIES

Section 5.01. Limitation on Liens.

(a) The Company shall not, and shall not permit any Guarantors to, or any of the Restricted Subsidiaries to, create or incur any Lien upon any Property of the Company, any Guarantor or any of the Restricted Subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any Indebtedness or guarantees of the Company, any Guarantor or any of the Restricted Subsidiaries unless prior to or at the same time, the Notes (together with, at the Company’s option, any other Indebtedness or guarantees of the Company, the Guarantors or any of the Restricted Subsidiaries ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the Company’s option, prior to, such secured Indebtedness or guarantees, until such time as such Indebtedness or guarantees are no longer secured by such Lien or such Property is no longer owned by the Company, a Guarantor or any of the Restricted Subsidiaries.

(b) The foregoing restriction in Section 5.01(a) above shall not apply to:

(i) Liens existing with respect to any Person at the time such Person becomes a direct or indirect Subsidiary of the Company or a Guarantor, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(ii) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company, any Guarantor or any of the Restricted Subsidiaries of any Person then owning such Property; provided that such Lien was not incurred in anticipation of such acquisition;

(iii) Liens securing Indebtedness of the Company, any Guarantor or any of the Restricted Subsidiaries owing to the Company or any of its Subsidiaries;

(iv) Liens of the Company or any Guarantor existing on the date of issuance of the Initial Notes (excluding any Additional Notes);

(v) Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Company, any Guarantor or any of the Restricted Subsidiaries, at the time such Person becomes a Subsidiary of the Company or any Guarantor, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a Person to the Company, any Guarantor or any of the Restricted Subsidiaries; provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(vi) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(vii) Liens created to secure the Notes;

(viii) Liens imposed by law or arising by operation of law, such as materialmen’s, workmen’s or repairmen’s, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 90 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix) Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(x) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(xi) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(xii) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such Properties;

(xiii) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(xiv) Liens securing Indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including shares of capital stock), plant or equipment of the Company, any Guarantor or the Restricted Subsidiaries; provided, however, that the Lien shall not extend to any other Property owned by the Company, any Guarantor or any of the Restricted Subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien shall not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien; provided further, however, that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under the Indenture provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(xv) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvi) Liens securing Hedging Obligations designed for protection from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(xvii) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(xviii) in connection with the sale or transfer of any equity interests or other assets in a consolidation, merger or sale of assets transaction permitted under the Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof; or

(xix) any extensions, renewals, refinancing or replacements of any Lien referred to in clauses (i) through (xviii) above without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (i) through (xviii) above shall not extend to or cover any

Property of the Company, any Guarantor or any of the Restricted Subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

(c) Notwithstanding the restrictions set forth in Section 5.01(a) above, the Company, any Guarantor and the Restricted Subsidiaries shall be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the restrictions set forth in Section 5.01(a) above without equally and ratably securing the Notes; provided that, after giving effect to such Indebtedness and the retirement of any Indebtedness secured by Liens (other than Liens described in clauses (i) through (xix) of Section 5.01(b) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xix) of Section 5.01(b) above), does not exceed 15% of the Company’s and any Guarantor’s Consolidated Net Tangible Assets, taken as a whole. The Company, any Guarantor and the Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 5.02. [Reserved.]

Section 5.03. Events of Default.

(a) Section 501 of the Base Indenture shall not apply to the Notes. Instead, each of the following events shall be an “Event of Default” with respect to the Notes:

(i) default in the payment of any installment of interest on any Note when due and payable, and the continuance of that default for 30 days;

(ii) default in the payment of the principal of, or any premium on, any Note when due and payable (whether at its Stated Maturity, upon redemption or otherwise);

(iii) a failure by the Company to repurchase the Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event with respect to such Notes in conformity with Section 4.02 of this Fifth Supplemental Indenture;

(iv) a failure to observe or perform any other covenant or agreement in respect of the Notes, which failure continues for 90 days after written notice to the Company from the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes), requiring the Company to remedy the same;

(v) (A) a failure to make any payment at maturity, including any applicable grace period, on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries) outstanding in an amount in excess of $200,000,000 or (B) a default on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $200,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (A) or (B) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding Notes (including any Additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (A) or (B) above ceases or is cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured;

(vi) the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the winding up or liquidation of the Company; or any similar relief is granted under any foreign laws; and the order or decree remains unstayed and in effect for 60 days; and

(viii) any guarantee with respect to the Notes is not issued as required under Section 7.01 or any guarantee in respect of the Notes ceases to be in full force and effect (except as contemplated by the terms of this Fifth Supplemental Indenture or such guarantee) or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under this Fifth Supplemental Indenture or the guarantee, in each case unless the guarantee has been released pursuant to the terms of this Fifth Supplemental Indenture or such guarantee.

(b) A notice of Default with respect to any Default given by the Trustee or Holders under this Section must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 5.04. References in Base Indenture. References to “Section 501(4) or Section 501(5),” and “Section 501(3)” in the Base Indenture shall be deemed to refer to “Section 5.03(a)(vi) or Section 5.03(a)(vii)” and “Section 5.03(a)(iv)” of this Fifth Supplemental Indenture, respectively.

ARTICLE VI

DEFEASANCE

Section 6.01. Covenant Defeasance. In addition to the covenants specified in Section 1303 of the Base Indenture, the Company may omit to comply with respect to the Notes with any term, provision or condition set forth in Sections 4.02 and 5.01 of this Fifth Supplemental Indenture by complying with the requirements of Section 1303 of the Base Indenture.

ARTICLE VII

GUARANTEE

Section 7.01. Guarantee.

(a) Subject to the provisions of this Article VII, any future Guarantor that is required to provide a guarantee, upon execution of a supplemental indenture hereto (substantially in the form of Exhibit B), will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Fifth Supplemental Indenture (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

(b) The Guarantors shall include each existing and future domestic subsidiary of the Company that becomes a borrower or guarantor under the Revolving Credit Agreement, on a senior, unsecured basis.

(c) Each Guarantor shall agree that the Guaranteed Obligations will rank equally in right of payment with all of such Guarantor’s existing and future senior, unsecured Indebtedness, will rank senior in right of payment to all of such Guarantor’s existing and future unsecured, subordinated Indebtedness, will be effectively subordinated to all of such Guarantor’s existing and future secured Indebtedness, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all of the existing and future Indebtedness (including trade payables) of such Guarantor’s non-Guarantor Subsidiaries (other than Indebtedness and liabilities owed to such Guarantor, if any).

(d) Each Guarantor shall agree that its guarantee set forth in this Section 7.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such guarantee on the Notes.

(e) Each Guarantor shall further agree (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article VII notwithstanding any extension or renewal of any Guaranteed Obligation.

(f) Each Guarantor shall waive presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and shall also waive notice of protest for nonpayment. Each Guarantor shall waive notice of any default under the Notes or the Guaranteed Obligations.

(g) Each Guarantor shall further agree that its guarantee herein will constitute a guarantee of payment when due (and not a guarantee of collection) and shall waive any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(h) Except as set forth in Section 7.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Fifth Supplemental Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Fifth Supplemental Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(i) Each Guarantor shall agree that its guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its guarantee in compliance with Section 7.02. Each Guarantor shall further agree that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(j) In furtherance of the foregoing and not in limitation of any other right that any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor shall promise to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(k) Each Guarantor shall further agree that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Fifth Supplemental Indenture for the purposes of its guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of its guarantee.

(l) Each Guarantor shall also agree to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 7.01.

Section 7.02. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Fifth Supplemental Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guarantee or pursuant to its contribution obligations under this Fifth Supplemental Indenture, result in the obligations of such Guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Guarantor will be released and discharged automatically and unconditionally from all its obligations under this Fifth Supplemental Indenture and its guarantee and will cease to be a Guarantor, without any further action required on the part of the Trustee or any Holder:

(i) if the Company exercises its legal defeasance or its covenant defeasance options with respect to the Notes or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(ii) if no Event of Default has occurred and is then continuing, upon the liquidation or dissolution of such Guarantor; and

(iii) upon the release or discharge of such Guarantor’s obligations under the Revolving Credit Agreement.

(c) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that any of the conditions described above has occurred, the Trustee shall, at the Company’s expense, execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of a Guarantor from its obligations under its guarantee and this Fifth Supplemental Indenture.

Section 7.03. Right of Contribution. Each Guarantor shall agree that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 7.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 7.04. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Fifth Supplemental Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the Person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Fifth Supplemental Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 8.02. Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.03. Recitals by the Company and the Guarantors. The recitals in this Fifth Supplemental Indenture are made by the Company and the Guarantors only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Fifth Supplemental Indenture as fully and with like effect as if set forth herein in full.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

MARVELL TECHNOLOGY, INC., as Issuer

By:	/s/ Mark Casper
Name:	Mark Casper
Title:	Executive Vice President, Chief Legal Officer and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David A. Jason
Name:	David A. Jason
Title:	Vice President

[Signature Page – Fifth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

(FACE OF NOTE)

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

MARVELL TECHNOLOGY, INC.

5.300% Senior Notes due 2036

No. [•]

CUSIP / ISIN: 573874 AT1 / US573874AT14

$[•]

MARVELL TECHNOLOGY, INC., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Increases and Decreases in Global Note attached hereto on April 15, 2036.

Interest payment dates: April 15 and October 15.

Record Dates: April 1 and October 1.

Additional provisions of this Note are set forth on the reverse hereof.

IN WITNESS WHEREOF, the parties have caused this Global Note to be duly executed as of the date first written above.

MARVELL TECHNOLOGY, INC.,
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

MARVELL TECHNOLOGY, INC.

5.300% Senior Notes due 2036

(1) Interest. Marvell Technology, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture referred to below, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the interest rate per annum shown above. The Company shall pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2026. Interest on the Notes shall accrue from April 15, 2026 and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest) to the persons who are registered Holders of Notes at the close of business on the Record Date immediately preceding the Interest Payment Date even though such Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders of certificated Notes must surrender certificated Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of principal of and premium, if any, and interest on this Note shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of this Global Note.

(3) Paying Agent, Transfer Agent and Securities Registrar. Initially, U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) under the Indenture (as defined below), shall act as Paying Agent, transfer agent and Securities Registrar. The Company may change any Paying Agent, transfer agent, Securities Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, transfer agent, Securities Registrar or co-registrar.

(4) Indenture. This Note is a “Security,” and the Notes are “Securities” issued under the Indenture, dated as of April 12, 2021 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of April 15, 2026, (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes are unsecured general obligations of the Company and constitute the “5.300% Senior Notes due 2036,” initially limited to $1,000,000,000 in aggregate principal amount. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein but not defined herein are used as defined in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption. Prior to January 15, 2036, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on January 15, 2036) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after January 15, 2036, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to calculate or verify the Company’s calculations of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed (with a copy to the Trustee). Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion). The Trustee shall, at the Company’s written request (delivered to the Trustee at least five Business Days prior to the date such notice is to be sent (or such shorter period as the Trustee may agree) with a copy of such notice) give the notice of redemption in the Company’s name and at the Company’s expense. Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Notes and the Indenture.

On or before the redemption date for the Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the redemption price of the Notes to be redeemed on the redemption date, and (except if the redemption date shall be an Interest Payment Date) accrued interest, if any.

(6) Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its option pursuant to Section (5) hereof to redeem the Notes, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event with respect to the Notes or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such

Notes on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 10 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(ii)	deposit with the Paying Agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of the Notes being repurchased by the Company.

If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) of the Fifth Supplemental Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes (with a copy to the trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section (6), the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section (6) by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section (6) to the extent permitted by such securities laws or regulations.

(7) Denominations; Transfer; Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged as provided in the Indenture. The Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required (A) to transfer or exchange any Notes subject to redemption during a period beginning at the opening of business 15 days before the day of the electronic delivery or mailing of a notice of redemption and ending at the close of business on the day of such electronic delivery or mailing or (B) to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(8) Defeasance. Subject to certain conditions as provided in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Notes to their Stated Maturity.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except that interest (other than Defaulted Interest) shall be paid to the Person that was the registered Holder on the relevant Record Date for such payment of interest.

(10) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes; and (ii) any existing default with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented in accordance with Section 901 of the Base Indenture to, among other things, cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption of the Company’s obligations to Holders or to provide for uncertificated Notes or Notes registered under the Securities Act and offered in exchange for the Notes, to provide for guarantees with respect to, or security for, the Notes, or to comply with amendments to the Trust Indenture Act, or to add additional covenants, or to surrender any right or power conferred upon the Company, or to make any change that does not adversely affect the rights of any Holder.

(11) Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the Notes may, by notice in writing to the Company (and the Trustee if given by the Holders), declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security or indemnity before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Holders notice of any Default or Event of Default (except a Default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

(12) Trustee Dealings with Company. Subject to the provisions of the Trust Indenture Act, if applicable, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee. The Trustee shall initially be U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association).

(13) No Recourse Against Others. A director, officer, incorporator or shareholder, as such, past, present or future, of the Company or any successor corporation of the Company, shall not have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) Governing Law. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers (or as to the accuracy of ISIN numbers or similar numbers) as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE, WHICH HAS IN IT THE TEXT OF THIS NOTE, IN TEN-POINT TYPE. REQUESTS MAY BE MADE TO: MARVELL TECHNOLOGY, INC., 1000 N. WEST STREET, SUITE 1200, WILMINGTON, DE 19801, ATTENTION: CORPORATE SECRETARY.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is [•] DOLLARS ($ [•]). The following increases and decreases in principal amount of this Global Note have been made:

Date of Increase/Decrease	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

REPURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL REPURCHASE EVENT

To: Marvell Technology, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Marvell Technology, Inc. (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay, an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (in an aggregate principal amount of at least $2,000 or a multiple of $1,000 in excess thereof) as designated below to be repurchased, plus interest accrued and unpaid to, but excluding, the repurchase date, except as provided in the Indenture. The undersigned hereby agrees that the Notes will be repurchased as of the Change of Control Payment Date pursuant to the terms and conditions thereof and the Indenture.

Dated:

Signature:

Principal amount to be repurchased (at least $2,000 or a multiple of $1,000 in excess thereof): _________

Remaining principal amount following such repurchase: _________

By:
Authorized Signatory

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[   ] SUPPLEMENTAL INDENTURE, (this “[    ] Supplemental Indenture”) dated as of [    ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Marvell Technology, Inc., as issuer (the “Company”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company and the Trustee has heretofore executed and delivered an Indenture, dated as of April 12, 2021, as supplemented by the Fifth Supplemental Indenture, dated as of April 15, 2026, between the Company and the Trustee (as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $1,000,000,000 in aggregate principal amount of 5.300% Senior Notes due 2036 of the Company (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “guarantee”); and

WHEREAS, pursuant to Section 901 of the Base Indenture, the Company, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this [    ] Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this [    ] Supplemental Indenture refer to this [    ] Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article VII of the Fifth Supplemental Indenture on a senior basis.

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ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[INSERT ADDRESS]

Section 3.2. Release of Guarantee. This guarantee shall be released in accordance with Section 7.02 of the Fifth Supplemental Indenture.

Section 3.3. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this [    ] Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4. Governing Law. This [    ] Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5. Severability. In case any provision in this [    ] Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6. Benefits Acknowledged. Each Guaranteeing Entity’s guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this [    ] Supplemental Indenture and that the guarantee and waivers made by it pursuant to this guarantee are knowingly made in contemplation of such benefits.

Section 3.7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This [    ] Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.8. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this [    ] Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9. Counterparts. The parties hereto may sign any number of copies of this [    ] Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this [    ] Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this [    ] Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this [     ] Supplemental Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

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Section 3.10. Execution and Delivery. Each Guaranteeing Entity agrees that its guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such guarantee.

Section 3.11. Headings. The headings of the Articles and the Sections in this [    ] Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this [    ] Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY], as a Guarantor

By:
Name:
Title:

MARVELL TECHNOLOGY, INC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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